Exhibit 1

AMENDMENT TO RIGHTS AGREEMENT

     Amendment dated as of December 14, 2005 (this “Amendment”), between NTL Incorporated, a Delaware corporation (“NTL” or the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as Rights Agent (the “Rights Agent”) to the Rights Agreement, dated as of January 10, 2003, as amended by the Amendment to Rights Agreement dated as of September 26, 2003 and the Amendment to Rights Agreement dated as of March 16, 2004 (the “Rights Agreement”).

     WHEREAS, the Company proposes to enter into an Amended and Restated Agreement and Plan of Merger, dated as of December 14 , 2005 (as amended, supplemented, modified or replaced from time to time, the “Merger Agreement”), by and among the Company, Telewest Global, Inc., a Delaware corporation (“Parent”), Neptune Bridge Borrower LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”) and, solely for the purposes of Section 11.11(b) of the Merger Agreement and the other sections of Article 11 of the Merger Agreement relating thereto, Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Company, pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

     WHEREAS, the Board of Directors of the Company has determined that the Merger Agreement and the terms and conditions set forth therein and the transactions contemplated thereby, including, without limitation, the Merger, are advisable and fair to and in the best interests of the Company’s stockholders;

     WHEREAS, the Board of Directors of the Company has determined, in connection with its contemplation of the Merger Agreement, that it is desirable and in the best interests of the Company’s stockholders to amend the Rights Agreement to exempt the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger, from the application of the Rights Agreement as set forth in this Amendment;

     WHEREAS, Section 27 of the Rights Agreement provides that, subject to the provisions of Section 27(b) of the Rights Agreement, prior to the Distribution Date, the Company may and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing shares of Common Stock;

     WHEREAS, Section 27 of the Rights Agreement provides that the Rights Agent shall execute this Amendment upon delivery of a certificate from an appropriate officer of the Company which states that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement (the “Officer’s Certificate”); and

     WHEREAS, the Officer’s Certificate has been delivered to the Rights Agent prior to the date hereof and, pursuant to Section 27 of the Rights Agreement, the Company has directed that the Rights Agreement should be amended as set forth in this Amendment.

     NOW THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

     Section 1. Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

     Section 2. Amendments. The Rights Agreement is hereby amended as follows:

     (a) Amendment to Section 1(a). Section 1(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end thereof:

“Notwithstanding anything in this Agreement to the contrary, neither Telewest Global, Inc., a Delaware corporation (“Parent”), nor Neptune Bridge Borrower LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub”), nor any of Parent’s or Merger Sub’s Affiliates or Associates shall become or be deemed to be an Acquiring Person or an Adverse Person (or an Affiliate or Associate of an Acquiring Person or an Adverse Person) as a result of (i) the approval, execution, delivery or performance of the Amended and Restated Agreement and Plan of Merger, dated as of December 14, 2005, among Parent, Merger Sub, the Company and Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Company (as amended, supplemented, modified or replaced from time to time, the “Merger Agreement”), (ii) the consummation of the Merger (as defined in the Merger Agreement), (iii) the consummation of any other transaction contemplated by the Merger Agreement, including the exchange of common stock of the Company for common stock of Parent pursuant to the Merger

Agreement, or (iv) the public announcement of any of the foregoing.”

     (b) Amendment to Section 1(rr). Section 1(rr) of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not occur or be deemed to have occurred as a result of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger, (iii) the consummation of any other transaction contemplated by the Merger Agreement, including the exchange of common stock of the Company for common stock of Parent pursuant to the Merger Agreement, or (iv) the public announcement of any of the foregoing.”

     (c) Amendment to Section 3(a). Section 3(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not occur or be deemed to have occurred as a result of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger, (iii) the consummation of any other transaction contemplated by the Merger Agreement, including the exchange of common stock of the Company for common stock of the Parent pursuant to the Merger Agreement, or (iv) the public announcement of any of the foregoing.”

     (d) Amendment to Section 3. Section 3 of the Rights Agreement is hereby further amended and supplemented by adding the following sentence at the end thereof as a new Section 3(d):

“Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger,

(iii) the consummation of any other transaction contemplated by the Merger Agreement including the exchange of common stock of the Company for common stock of Parent pursuant to the Merger Agreement, or (iv) the public announcement of any of the foregoing.”

     (e) Amendment to Section 7(a). Section 7(a) of the Rights Agreement is hereby amended and supplemented by deleting “ the earlier of (i) 5:00 p.m., New York City time, on January 10, 2013, or such later date as may be established by the Board of Directors of the Company prior to the expiration of the Rights (such date, as it may be extended by the Board of Directors of the Company, the “Final Expiration Date”)” and replacing it with the following: “the earliest of (i) the earlier of (x) 5:00 p.m., New York City time, on January 10, 2013, or such later date as may be established by the Board of Directors of the Company prior to the expiration of the Rights, and (y) immediately prior to the Effective Time (as defined in the Merger Agreement) (the date on which the earlier of such times occur, the “Final Expiration Date”).”

     (f) Exhibit C. Exhibit C of the Rights Agreement is hereby amended and supplemented by deleting the following paragraph: “The Rights are not exercisable until the Distribution Date and will expire at 5:00 p.m. (New York City time) on January 10, 2013, unless such date is extended or the Rights are earlier redeemed or exchanged by the Company as described below.” and replacing it with the following paragraph: “The Rights are not exercisable until the Distribution Date and will expire on the earlier of (i) 5:00 p.m. (New York City time) on January 10, 2013, unless such date is extended or (ii) immediately prior to the Effective Time (as defined in the Merger Agreement), unless the Rights are earlier redeemed or exchanged by the Company as described below.”

     Section 3. Effective Date. This Amendment shall be deemed effective as of the date first written above, as if executed on such date.

     Section 4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     Section 5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon any such determination that any term or other provision is invalid, void or unenforceable, the parties hereto shall negotiate in good faith to modify such provision so as to effect the original intent of the parties as closely as possible and in an acceptable manner with respect to such provision to the greatest extent possible.

     Section 6. Notice. The Rights Agent and the Company hereby waive any notice requirement with respect to each other under the Rights Agreement, if any, pertaining to the matters covered by this Amendment.

     Section 7. No Other Effect. Except as expressly set forth herein, the Rights Agreement shall not by implication or otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect, as amended hereby.

     Section 8. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.

NTL INCORPORATED

By:	/s/ Bryan H. Hall

	Name:	Bryan H. Hall
	Title:	Secretary

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ William F. Seegraber

	Name:	William F. Seegraber
	Title:	Vice President